Exhibit 99.4

PART I - FINANCIAL INFORMATION

Item 1 - Financial Statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; Dollars in thousands, except share data)

	Three Months Ended March 31,
	2005	2004
	(As restated, see Note 12)
Net sales	$252,618	$228,760
Cost of goods sold	163,134	155,417

Gross margin	89,484	73,343
Operating expenses:
Marketing and administration	17,765	17,188
Research and development	11,697	8,913

Operating income	60,022	47,242

Nonoperating (income) expense:
Interest expense	1,911	3,319
Interest income	(711)	(1,549)
Currency (gains) losses	731	(6,364)
Other, net	(647)	(1,898)

Total nonoperating (income) expense	1,284	(6,492)

Income before income taxes, equity in loss of joint venture and minority interests	58,738	53,734
Income tax provision (benefit)	(3,795)	13,434

Income before equity in loss of joint venture and minority interests	62,533	40,300
Equity in loss of joint venture	—	(1,717)
Minority interests	(1,764)	(2,677)

Net income	$60,769	$35,906

Basic income per share	$0.29	$0.17
Diluted income per share	$0.27	$0.16

Weighted average shares used in computing basic income per share	208,826,451	207,192,291
Weighted average shares used in computing diluted income per share	223,934,369	222,131,836

See accompanying notes to consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	March 31, 2005	December 31, 2004
	(Unaudited) (As restated, see Note 12)
ASSETS
Current assets:
Cash and cash equivalents	$116,319	$92,314
Accounts receivable, less allowance for doubtful accounts of $1,555 and $1,633 in 2005 and 2004, respectively	127,330	140,728
Inventories	136,833	127,564
Prepaid and other current assets	27,220	29,724

Total current assets	407,702	390,330
Property, plant and equipment, net of accumulated depreciation of $205,466 and $198,595 in 2005 and 2004, respectively	476,338	444,670
Deferred tax assets, net	125,105	119,835
Other assets	54,527	55,107

Total assets	$1,063,672	$1,009,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$23,056	$24,399
Accounts payable	133,380	124,083
Accrued liabilities	23,788	37,743
Accrued wages and salaries	24,080	19,117
Income taxes payable	18,828	10,282

Total current liabilities	223,132	215,624
Long-term debt, less current portion	113,345	116,082
Pension and similar liabilities	114,892	116,427
Other liabilities	60,743	72,432

Total liabilities	512,112	520,565

Minority interests	48,242	46,479
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued and outstanding at 2005 and 2004	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 209,829,078 and 209,108,105 issued at 2005 and 2004, respectively	2,098	2,091
Additional paid-in capital	158,448	154,736
Retained earnings	369,120	308,351
Accumulated other comprehensive loss	(21,992)	(17,389)
Deferred compensation	(728)	(1,263)
Treasury stock, 714,205 shares in 2005 and 2004	(3,628)	(3,628)

Total stockholders’ equity	503,318	442,898

Total liabilities and stockholders’ equity	$1,063,672	$1,009,942

See accompanying notes to consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Three Months Ended March 31,
	2005	2004
	(As restated, see Note 12)
Cash flows from operating activities:
Net income	$60,769	$35,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,339	9,921
Interest accretion	221	1,081
Minority interests	1,764	2,677
Equity in income (loss) of joint venture	—	1,717
Stock compensation	386	718
Working capital and other	(3,134)	(4,506)

Net cash provided by operating activities	73,345	47,514

Cash flows from investing activities:
Capital expenditures	(54,432)	(26,089)
Purchase of business, net of cash acquired	—	(57,226)

Net cash used in investing activities	(54,432)	(83,315)

Cash flows from financing activities:
Net short-term borrowings	(171)	(1,221)
Proceeds from issuance of long-term debt	—	60,014
Principal payments on long-term debt	(883)	(962)
Proceeds from issuance of common stock	3,867	1,856

Net cash provided by financing activities	2,813	59,687

Effect of exchange rate changes on cash and cash equivalents	2,279	1,934

Net increase in cash and cash equivalents	24,005	25,820
Cash and cash equivalents at beginning of period	92,314	96,859

Cash and cash equivalents at end of period	$116,319	$122,679

See accompanying notes to consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share data)

(1) Nature of Operations

We are a leading worldwide producer of wafers for the semiconductor industry. We operate manufacturing facilities in every major semiconductor manufacturing region throughout the world, including Europe, Japan, Malaysia, South Korea, Taiwan and the United States. Our customers include virtually all of the major semiconductor device manufacturers in the world. We provide wafers in sizes ranging from 100 millimeters (4 inch) to 300 millimeters (12 inch) and in three general categories: prime polished, epitaxial and test/monitor. A prime polished wafer is a highly refined, pure wafer with an ultra-flat and ultra-clean surface. An epitaxial wafer consists of a thin, silicon layer grown on the polished surface of the wafer. A test/monitor wafer is substantially the same as a prime polished wafer, but with some less rigorous specifications.

(2) Significant Accounting Policies

Stock-Based Compensation

We account for our stock-based compensation under Accounting Principles Board Opinion No. 25 (Opinion 25), “Accounting for Stock Issued to Employees”, and related interpretations. We record compensation expense related to restricted stock units awards over the vesting periods of the awards and reflect the unearned portion of deferred compensation as a separate component of stockholders’ equity.

No compensation cost has been recognized for non-qualified stock options granted under the plans when the exercise price of the stock options equals the market price on the date of grant. Compensation expense equal to the intrinsic value of the options has been recognized over the vesting periods for options granted at a price below market price on the grant date and deferred compensation has been recorded for the unearned portion of the options as a separate component of stockholders’ equity. Had compensation cost been determined for our non-qualified stock options based on the fair value at the grant dates consistent with the alternative method set forth under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” we would have reported the amounts indicated below:

	Three Months Ended March 31,
	2005	2004
	(As restated, see Note 12)
Net income, as reported	$60,769	$35,906
Add:
Stock-based employee compensation included in reported net income, net of related tax effects	240	718
Deduct:
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(2,425)	(5,084)

Pro forma net income	$58,584	$31,540

Income per share:
Basic-as reported	$0.29	$0.17
Diluted-as reported	$0.27	$0.16

Basic-pro forma	$0.28	$0.15
Diluted-pro forma	$0.26	$0.14

(3) Basis of Presentation

The accompanying unaudited consolidated financial statements of MEMC Electronic Materials, Inc. and subsidiaries (MEMC), in our opinion, include all adjustments (consisting of normal, recurring items) necessary to present fairly MEMC’s financial position and results of operations and cash flows for the periods presented. We have presented the consolidated financial statements in accordance with the requirements of Regulation S-X and consequently do not include all disclosures required by U.S. generally accepted accounting principles. This unaudited consolidated financial information has not yet been reviewed by the company’s independent registered public accountants and is subject to that review before filing on Form 10-Q. These unaudited consolidated financial statements, should be read in conjunction with our annual report on Form 10-K for the fiscal year ended December 31, 2004, which contains MEMC’s audited financial statements for such year and the related management’s discussion and analysis of financial condition and results of operations. Operating results for the three month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

(4) Earnings per share

For the three month periods ended March 31, 2005 and 2004, basic and diluted earnings per share (EPS) were calculated as follows:

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
	Basic	Diluted	Basic	Diluted
	(As restated, see Note 12)
EPS numerator:
Net income	$60,769	$60,769	$35,906	$35,906

EPS denominator:
Weighted average shares outstanding	208,806,451	208,806,451	207,192,291	207,192,291
Warrants	—	12,703,163	—	11,534,830
Stock options	—	2,377,593	—	3,404,715
Restricted stock units	20,000	47,162	—	—

Total shares	208,826,451	223,934,369	207,192,291	222,131,836

Earnings per share	$0.29	$0.27	$0.17	$0.16

At March 31, 2005, MEMC had outstanding 8,949,529 options and 16,666,667 warrants. For the three months ended March 31, 2005 and 2004, options to purchase 444,467 and 2,980,585 shares, respectively, of MEMC stock were excluded from the calculation of diluted EPS because the effect was antidilutive. Stock options are antidilutive when the exercise price of the options is greater than the average market price of the common shares for the period.

(5) Inventories

	March 31, 2005	December 31, 2004
	(As restated, see Note 12)
Inventories consist of the following:
Raw materials and supplies	$17,127	$20,307
Goods in process	52,141	54,160
Finished goods	67,565	53,097

	$136,833	$127,564

(6) Comprehensive Income

Comprehensive income for the three months ended March 31, 2005 and 2004 was $56,165 and $33,147, respectively. MEMC’s only adjustment from net income to comprehensive income was foreign currency translation adjustments in each period presented.

(7) Debt

Our short-term unsecured borrowings from banks totaled approximately $1,584 at March 31, 2005, under approximately $73,670 of short-term loan agreements.

Long-term borrowings outstanding were $134,817 at March 31, 2005, under $259,817 of long-term committed loan facilities. Of the $259,817 committed long-term loan agreements, $4,317 is unavailable as it relates to the issuance of third party letters of credit.

(8) Income Taxes

For the three months ended March 31, 2005, we recognized an income tax benefit of $3,795, as compared to income tax expense of $13,434 for the three months ended March 31, 2004. As discussed in Note 12, in the three months ended March 31, 2005, the company reversed a portion of a contingent tax liability established in 2004 for the potential non-deductibility of a portion of a $67,700 payment to an investor group led by Texas Pacific Group in connection with the redemption of the company’s senior subordinated secured notes. We obtained opinions from outside tax advisors indicating that the interest portion, or $17,699, of the redemption payment should be deductible and we reversed a portion, or $7,783, of the contingent tax liability. The company also reversed a contingent tax liability of $9,218 primarily related to tax depreciation deductions on fixed assets pertaining to asset values from the Texas Pacific Group transaction.

(9) Benefit Plans

Net periodic benefit cost consists of the following:

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
	Pension Plans	Health Care Plans	Pension Plans	Health Care Plans
Service cost	$970	$92	$982	$60
Interest cost	2,365	657	2,269	743
Expected return on plan assets	(1,880)	—	(1,440)	—
Amortization of service costs	1	—	1	—
Net actuarial loss/(gain)	396	(43)	274	—
Transition obligation recognized	6	—	—	—

Net periodic benefit cost	$1,858	$706	$2,086	$803

As discussed in Note 12, in the first quarter of 2005 the company recognized a one-time gain of $1,327 resulting from a correction to the benefit obligation of a pension plan.

In May 2004, the FASB issued FSP No. 106-2 (“FSP 106-2”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “Medicare Act”). The Medicare Act was enacted December 8, 2003. FSP 106-2 supersedes FSP 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” and provides authoritative guidance on accounting for the federal subsidy specified in the Medicare Act. The Medicare Act provides for a federal subsidy equal to 28% of certain prescription drug claims for sponsors of retiree health care plans with drug benefits that are at least actuarially equivalent to those to be offered under Medicare Part D, beginning in 2006. Due to the lack of information or guidance from Health and Human Services, it is not clear whether our plan will qualify for the federal subsidy payments beginning in 2006. Therefore, the accumulated pension benefit obligation and the net periodic postretirement benefit cost do not reflect any amount associated with the subsidy.

(10) Commitments and Contingencies

We have agreed to indemnify some of our customers against claims of infringement of the intellectual property rights of others in our sales contracts with these customers. Historically, we have not paid any claims under these indemnification obligations and we do not have any pending indemnification claims.

(11) Insurance Recovery

In December 2004, our Italian plant experienced a minor fire. As a result, we incurred losses from property damage and business interruption in the first quarter of 2005. Costs of goods sold was charged for incremental costs of $1,100 and unfavorable manufacturing expense variances associated with the loss of production. In March 2005, we recorded an insurance recovery receivable of $2,700 (restated as discussed in Note 12) that was recorded as a reduction of cost of goods sold.

(12) Restatement of Consolidated Financial Statements

The company has identified several adjustments that have resulted in a restatement of the previously reported consolidated financial statements as of and for the three months ended March 31, 2005. As a result of these adjustments, the company’s consolidated net income decreased by $16,389 for the three months ended March 31, 2005. Net cash provided by operating activities for the three months ended March 31, 2005 was not affected by these adjustments. The adjustments are grouped into the following categories:

Income Tax Benefit. In March 2005, the company recognized a benefit related to a deduction for which it had previously established a reserve in the fourth quarter of 2004 for the potential non-deductibility of a portion of a $67,700 interest payment to an investor group led by Texas Pacific Group in connection with the redemption of the company’s senior subordinated secured notes. In the first quarter of 2005, the company obtained opinions from outside tax advisors indicating that the redemption payment should be deductible and we reversed this tax liability in an amount of approximately $26,583. The company has now determined that it should not rely on those opinions and that $18,800 of that amount should not have been reversed in connection with the deductibility of a portion of this redemption payment. This adjustment reduced the income tax benefit by $18,800 for the three months ended March 31, 2005. Additionally, the company reversed a contingent tax liability of $9,218 primarily related to tax depreciation deductions on fixed assets pertaining to asset values from the Texas Pacific Group transaction.

Net Sales and Cost of Goods Sold. Adjustments to net sales and cost of goods sold included deliveries with internationally recognized shipment terms (the IncoTerm of ExWorks) that provided for the transfer of title and risk of loss upon customer notification. We now understand that ExWorks needs to meet the “bill and hold” tests as defined by United States generally accepted accounting principles. These tests require separate letters from customers (in addition to the purchase orders) that were not available prior to the end of the reported quarter, but will be obtained by the company for future transactions. Other adjustments were related to the revenue recognized on deliveries for sales agreements entered into within proximate periods for current and longer term deliveries of polysilicon. The revenue for the deliveries in the current quarter was originally recognized at current invoice prices. It has been determined that the revenue recognized on current deliveries should be recorded at fair value, which fair value has now been deemed to be the average of the current and longer term prices. The adjustment for these transactions to net sales, cost of goods sold and gross margin is a decrease of $5,236, $2,494 and $2,742, respectively for the three months ended March 31, 2005. Additionally, a correction was made of amounts improperly included in inventory. The impact of this adjustment was an increase to cost of goods sold and a decrease to gross margin of $926 for the three months ended March 31, 2005.

Supplemental Executive Pension Plan. Amounts previously recorded as cost of goods sold and marketing and administration expenses in connection with our supplemental executive pension plan have been corrected for a data error in the estimated liability calculation. This adjustment decreased cost of goods sold and marketing and administration expenses by $939 and $388, respectively, for the three months ended March 31, 2005.

Insurance Recovery. In December 2004, our Italian plant experienced a minor fire. As a result, we incurred losses from property damage and business interruption in the first quarter of 2005. Cost of goods sold was higher due to incremental costs of $1,100 and unfavorable manufacturing expense variances associated with the loss of production. In March 2005, we recorded an insurance recovery receivable of $3,400 that was recorded as a reduction of cost of goods sold. The company has now determined that it should record only the amount committed to date by the insurance company, rather than estimate the probable amount and therefore has increased cost of goods sold $700 with the offset to prepaids and other as of March 31, 2005.

Warranty. The company engages in extensive product quality programs and processes, and offers a limited warranty to customers. The company has determined that its warranty reserve at March 31, 2005 was inadequate and therefore has increased cost of goods sold $363 with the offset to accrued liabilities as of March 31, 2005.

Government Grant. In anticipation of a Department of Defense contract we received in the second quarter of 2005 related to the development of thin film silicon on insulator (SOI) wafers utilizing silicon layer transfer technology, the company recognized a grant receivable of $300 as an offset to research and development expenses during the three months ended March 31, 2005. The subsequent contract provides for the government to reimburse the company $3,514 of the total costs to be incurred of $12,069. The total contract value of $12,069, represents the proposed development costs expected to be incurred by the company during the nine month period from April 1 through December 31, 2005. The company has now determined that the grant should be recorded on a percentage completion basis. This adjustment increased research and development expenses $300 with the offset to prepaids and other as of March 31, 2005.

The following table sets forth the consolidated statement of operations for the company, showing previously reported and restated amounts, for the three months ended March 31, 2005 (unaudited, in thousands, except per share data):

	As previously reported	As restated
Net sales	$257,854	$252,618
Cost of goods sold	164,577	163,134

Gross margin	93,277	89,484
Operating expenses:
Marketing and administration	18,153	17,765
Research and development	11,397	11,697

Operating income	63,727	60,022

Nonoperating (income) expense:
Interest expense	1,911	1,911
Interest income	(711)	(711)
Currency losses	731	731
Other, net	(647)	(647)

Total nonoperating expense	1,284	1,284

Income before income taxes, equity in loss of joint venture and minority interests	62,443	58,738
Income tax (benefit) provision	(16,479)	(3,795)

Income before equity in loss of joint venture and minority interests	78,922	62,533
Equity in loss of joint venture	—	—
Minority interests	(1,764)	(1,764)

Net income	$77,158	$60,769

Basic income per share	$0.37	$0.29

Diluted income per share	$0.34	$0.27

Weighted average shares used in computing basic income per share	208,826,451	208,826,451

Weighted average shares used in computing diluted income per share	223,934,369	223,934,369

The following table sets forth the consolidated balance sheet for the company, showing previously reported and restated amounts, as of March 31, 2005 (unaudited, in thousands):

	As previously reported	As restated
ASSETS
Current assets:
Cash and cash equivalents	$116,319	$116,319
Accounts receivable, net	130,534	127,330
Inventories	135,266	136,833
Prepaid and other current assets	28,220	27,220

Total current assets	410,339	407,702

Property, plant and equipment, net	476,338	476,338
Deferred tax assets, net	126,766	125,105
Other assets	54,527	54,527

Total assets	$1,067,970	$1,063,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$23,056	$23,056
Accounts payable	133,380	133,380
Accrued liabilities	21,393	23,788
Accrued wages and salaries	24,080	24,080
Income taxes payable	21,855	18,828

Total current liabilities	223,764	223,132
Long-term debt, less current portion	113,345	113,345
Pension and similar liabilities	116,219	114,892
Other liabilities	46,693	60,743

Total liabilities	500,021	512,112

Minority interests	48,242	48,242
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	2,098	2,098
Additional paid-in capital	158,448	158,448
Retained earnings	385,509	369,120
Accumulated other comprehensive loss	(21,992)	(21,992)
Deferred compensation	(728)	(728)
Treasury stock	(3,628)	(3,628)

Total stockholders’ equity	519,707	503,318

Total liabilities and stockholders’ equity	$1,067,970	$1,063,672

The following table presents the impact of the restatement on the components of net cash provided by operating activities for the company, showing previously reported and restated amounts, for the three months ended of March 31, 2005 (unaudited, in thousands):

	As previously reported	As restated
Cash flows from operating activities:
Net income	$77,158	$60,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,339	13,339
Interest accretion	221	221
Minority interests	1,764	1,764
Equity in income (loss) of joint venture	—	—
Stock compensation	386	386
Working capital and other	(19,523)	(3,134)

Net cash provided by operating activities	$73,345	$73,345

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As discussed in Note 12 to our consolidated financial statements included herein, we have restated our unaudited consolidated financial statements as of and for the three month period ended March 31, 2005. All amounts included in this discussion and analysis reflect the effects of the restatement.

Overview.

The company showed strong improvement in operating results in the 2005 first quarter compared to the 2004 first quarter. However, sales and operating income were down slightly from the 2004 fourth quarter. Prevailing market conditions and the slower than expected customer ramps in March 2005 impacted sales in the first quarter of 2005. We have addressed two specific customer issues causing the temporary slowdown and implemented appropriate actions to increase volumes. Overall, despite the softness in our markets, we continued to maintain approximately flat margins sequentially, primarily through continued cost reductions.

Additionally, in February 2005 we completed a 65 million share stock offering on behalf of the investor group led by Texas Pacific Group. In association with this reduced ownership stake, TPG agreed to terminate its management advisory agreement and the associated $2 million annual fee. We also signed an engagement letter to establish a new line of credit for $150 million. This new line of credit will have more favorable terms and financial covenants than the company’s existing facilities.

Net Sales.

Our net sales increased by 10.4% to $252.6 million in the first quarter of 2005 from $228.8 million in the first quarter of 2004. This increase was primarily due to increased sales of polysilicon products, a 3.9% increase in wafer product volumes and a 3.6% increase in overall average selling prices. The increased wafer product volumes were across the larger diameter products resulting in the higher overall average selling prices.

Gross Margin.

In the 2005 first quarter, our gross margin was $89.5 million compared to $73.3 million in the 2004 first quarter. As a percentage of net sales, gross margin improved to 35.4% in the 2005 first quarter from 32.1% in the first quarter of 2004. The improved gross margin was primarily a result of the higher product volumes, continued cost savings and productivity improvements which lowered unit costs, increased sales and pricing on polysilicon products, and a one-time gain from a correction to the benefit obligation of a pension plan.

Marketing and Administration.

Marketing and administration expenses increased to $17.8 million for the three months ended March 31, 2005 compared to $17.2 million for the three months ended March 31, 2004. The increase was primarily a result of the increased freight on customer shipments related to the increase in large diameter product sales, partially offset by a one-time gain from a correction to the benefit obligation of a pension plan. As a percentage of net sales, marketing and administration expenses decreased to 7.0% in the 2005 first quarter from 7.5% in the 2004 period.

Research and Development.

Our research and development (R&D) expenses increased in the three months ended March 31, 2005 to $11.7 million compared to $8.9 million in the year ago period. The increased expense was due to the development of next-generation products and efforts to increase our capability in the areas of flatness, particles and crystal defectivity. As a percentage of net sales, R&D expenses increased to 4.6% for the 2005 first quarter from 3.9% in the 2004 first quarter.

Operating Income.

Operating income increased to $60.0 million, or 23.8% of sales, in the first quarter of 2005 compared to $47.2 million, or 20.7% of sales, in the 2004 first quarter. The improved operating results were primarily a result of the increase in gross margin in the three month period ending March 31, 2005 as compared to the 2004 period.

Nonoperating (Income) Expense.

Interest Expense.

In the three months ended March 31, 2005, our interest expense decreased to $1.9 million, compared to $3.3 million for the three months ended March 31, 2004. The decrease in interest expense was primarily the result of the redemption in December 2004 of the senior subordinated secured notes and the debt reductions throughout 2004 of our South Korean debt.

Interest Income.

In the three months ended March 31, 2005, our interest income decreased to $0.7 million, compared to $1.5 million for the three months ended March 31, 2004. The decrease in interest income was primarily the result of the liquidations of short-term investments in South Korea to fund the debt reductions throughout 2004 of our South Korean debt.

Currency (Gains) Losses.

Currency losses in the three months ended March 31, 2005 were $0.7 million, compared to currency gains of $6.4 million in the same 2004 period. The large currency gain in 2004 resulted from the revaluation of the Yen-based intercompany loan. The currency gain resulted primarily from the significant strengthening of the Japanese Yen against the US Dollar in the three months ended March 31, 2004. On July 1, 2004, we designated the Yen-based intercompany loan as a long-term investment with settlement not planned or anticipated in the foreseeable future. Since we no longer expect settlement of the intercompany loan, foreign currency gains and losses from this loan are no longer being recorded in the Consolidated Statement of Operations.

Other, Net.

In the three months ended March 31, 2005, our other nonoperating income decreased to $0.6 million compared to $1.9 million in the three months ended March 31, 2004. This decrease was primarily a result of the recording of a $1.5 million gain in the first quarter of 2004 from a business interruption insurance recovery relating to a minor fire at Taisil in December 2003.

Income Taxes.

For the three months ended March 31, 2005, we recognized an income tax benefit of $3.8 million, as compared to income tax expense of $13.4 million for the three months ended March 31, 2004. As discussed in Note 12 to the consolidated financial statements, in the three months ended March 31, 2005, the company reversed a portion of a contingent tax liability established in 2004 for the potential non-deductibility of a portion of a $67.7 million payment to an investor group led by Texas Pacific Group in connection with the redemption of the company’s senior subordinated secured notes. We obtained opinions from outside tax advisors indicating that the interest portion, or $17.7 million, of the redemption payment should be deductible and we reversed a portion, or $7.8 million, of the contingent tax liability. The company also reversed a contingent tax liability of $9.2 million primarily related to tax depreciation deductions on fixed assets pertaining to asset values from the Texas Pacific Group transaction.

Liquidity and Capital Resources.

Accounts receivable of $127.3 million at March 31, 2005 decreased $13.4 million from $140.7 million at December 31, 2004. This decrease was primarily attributable to the decrease in sales of $15.8 million in the quarter ended March 31, 2005 compared to the quarter ended December 31, 2004. Days’ sales outstanding improved to 46 days at March 31, 2005 compared to 48 days at December 31, 2004 based upon annualized sales for the respective immediately preceding quarter. This decrease in days sales outstanding was primarily attributable to the mix of customers.

Our inventories increased $9.2 million to $136.8 million at March 31, 2005 from $127.6 million at December 31, 2004. Finished goods inventories increased primarily as a result of lower than forecasted shipments in first quarter of 2005. Annualized inventory turns, calculated as the ratio of annualized respective quarterly cost of goods sold divided by the period-end inventory balance, remained constant at five for the three month periods ended March 31, 2005 and December 31, 2004. At March 31, 2005, we had approximately $26.1 million of inventory held on consignment, compared to $22.2 million at December 31, 2004. Related inventory reserves for obsolescence, lower of cost or market issues, or other impairments were $4.3 million at March 31, 2005 compared to $5.0 million at December 31, 2004.

Our prepaid and current assets decreased to $27.2 million at March 31, 2005 compared to $29.7 million at December 31, 2004, primarily as a result of the collection of consumption tax refunds in Japan.

Our net deferred tax assets totaled $132.9 million as of March 31, 2005 versus $127.6 million at December 31, 2004 (of which $7.8 million was in was included in prepaids and other assets at March 31, 2005 and December 31, 2004). We provide for income taxes on a quarterly basis based on an estimated annual effective income tax rate. We believe it is more likely than not that, with our projections of future taxable income and after consideration of the valuation allowance, MEMC will generate sufficient taxable income to realize the benefits of the net deferred tax assets existing at March 31, 2005. As of March 31, 2005, we have valuation allowances of approximately $128.6 million reducing our net deferred tax assets. Approximately 25% of the remaining valuation allowances will not be available for future reversal as an income tax benefit on the consolidated statement of operations.

Our accounts payable increased $9.3 million to $133.4 million at March 31, 2005, compared to $124.1 million at the end of 2004. The increase was a result of increased payables at March 31, 2005 related to capital expenditures and increased days payable outstanding.

Accrued liabilities decreased $13.9 million to $23.8 million at March 31, 2005, compared to $37.7 million at the end of 2004. The decrease was a result of a variety of items including the payment of U.S. property taxes, payment of 2004 year end bonuses, payment of insurance premiums and the adjustment of certain benefits reserves.

Other noncurrent liabilities decreased $11.7 million to $60.7 million at March 31, 2005, compared to $72.4 million at the end of 2004. As discussed in Note 12 to the consolidated financial statements, in the three months ended March 31, 2005, the company reversed a portion of a contingent tax liability established in 2004 for the potential non-deductibility of a portion of a $67.7 million payment to an investor group led by Texas Pacific Group in connection with the redemption of the company’s senior subordinated secured notes. We obtained opinions from outside tax advisors indicating that the interest portion, or $17.7 million, of the redemption payment should be deductible and we reversed a portion, or $7.8 million, of the contingent tax liability.

In the three months ended March 31, 2005, we generated $73.3 million of cash from operating activities, compared to $47.5 million in the three months ended March 31, 2004. This improvement was primarily due to our improved operating results partially offset by an increase in working capital.

Our cash used in investing activities decreased to $54.4 million in the three months ended March 31, 2005 compared to $83.3 million in the three months ended March 31, 2004, primarily as a result of the acquisition of the remaining interest in Taisil in the 2004 first quarter, partially offset by increased capital expenditures in the 2005 first quarter compared to the 2004 first quarter. Capital expenditures in 2005 primarily relate to increasing our capacity and capability for our next generation products, including 300 millimeter and silicon-on-insulator, by making incremental changes to our existing manufacturing facilities and manufacturing lines. The existing facilities may be modified to permit the manufacture of greater quantities of current products. Alternatively, with incremental improvements, the existing facilities may be modified to become capable of manufacturing next generation products. We expect our 2005 capital expenditures will be approximately 15% of sales for the full year.

Cash provided by financing activities decreased to $2.8 million in the three months ended March 31, 2005 compared to $59.7 million in the three months ended March 31, 2004. The decrease in cash provided by financing activities was primarily related to borrowing of $60.0 million on our Citibank/UBS credit facility to fund the acquisition of the remaining interest in Taisil in the 2004 first quarter.

Our unsecured short-term borrowings were approximately $1.6 million at March 31, 2005, under approximately $73.7 million of short-term loan agreements. Long-term borrowings outstanding were $134.8 million at March 31, 2005, under $259.8 million of committed long-term loan agreements. Of the $259.8 million committed long-term loan agreements, $4.3 million is unavailable as it relates to the issuance of third party letters of credit. Our weighted average cost of borrowing was 3.3% at March 31, 2005 and 2.9% at December 31, 2004. Our total debt to capital ratio at March 31, 2005 was 20%, compared to 22% at December 31, 2004.

As part of the purchase and restructuring transactions in 2001, Texas Pacific Group (TPG) committed to provide a five-year $150 million revolving credit facility to MEMC. That revolving credit facility was replaced with a five-year $150 million revolving credit facility from Citibank/UBS (the Citibank/UBS Facility), guaranteed by TPG. Loans under this facility bear interest at a rate of LIBOR plus 1.5% or an alternate base rate plus 0.5% per annum. At March 31, 2005, our borrowings under this credit facility totaled approximately $60.0 million. However, credit available under the facility has been reduced by $4.3 million related to the issuance of third party letters of credit.

TPG has also provided us with a five-year $35 million revolving credit facility (the TPG Facility) bearing interest at a rate of LIBOR plus 10% or an alternate base rate plus 9%. As a condition to any borrowings under the TPG Facility, we must have borrowed all amounts available under the Citibank/UBS Facility. The commitments under the TPG Facility terminate and any outstanding loans under the facility, together with any accrued interest thereon, will become due and payable upon the closing and funding of a debt or equity financing in which the net proceeds to MEMC equal or exceed $100 million. At March 31, 2005, we had no outstanding balance against the TPG Facility.

The Citibank/UBS Facility and the TPG Facility contain certain highly restrictive covenants, including covenants to maintain minimum quarterly consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), as defined; minimum monthly consolidated backlog; minimum monthly consolidated revenues; maximum annual capital expenditures; and other covenants customary for revolving loans and indentures of this type and size. The minimum quarterly consolidated EBITDA covenant is $40 million, $42 million, and $44 million in the second, third and fourth quarters of 2005, respectively. Thereafter, the minimum quarterly consolidated EBITDA covenant progressively increases to $52 million and $60 million in the last quarter of 2006 and 2007, respectively. The minimum monthly consolidated backlog covenant was 68 million square inches (msi) in January 2005, progressively increasing to 74 msi, 81 msi and 92 msi in the last month of 2005, 2006 and 2007, respectively. The minimum monthly consolidated revenue covenant was $70 million in January 2005, progressively increasing to $76 million, $84 million and $92 million in the last month of 2005, 2006 and 2007, respectively. Finally, the maximum annual capital expenditures covenant is $55 million for each of the years 2005 through 2007. In 2005, we obtained the consent of our lenders to increase the covenant for maximum annual capital expenditures to $200 million. In the event that we violate these covenants, which could occur in a sudden or sustained downturn, the loan commitments under the revolving credit facilities may terminate and the loans and accrued interest then outstanding under the facilities and the senior subordinated secured notes and related accrued interest may be due and payable immediately. At March 31, 2005, we were in compliance with all of these debt covenants.

The Citibank/UBS Facility is guaranteed by TPG. The various guaranties terminate in November 2005, prior to the expiration of the Citibank/UBS Facility. In addition, each guarantor may terminate its guaranty for any reason. In the event that a guarantor terminates its guaranty, or does not renew its guaranty and in the case of a non-renewal the lenders have not received cash collateral or a replacement guaranty executed by a replacement guarantor satisfactory to the lenders, then the loan commitments under the revolving credit facility will terminate and we will be required to repay all outstanding loans and accrued interest under this facility. Likewise, if any guarantor defaults under its guaranty, then the guarantor’s default will constitute an event of default under this revolving credit facility. In such event, the loan commitments under this revolving credit facility may terminate and the loans and accrued interest under the facility may be due and payable immediately.

In any of these events, the guarantors and their affiliates have severally agreed to make new revolving credit loans available to us on terms and conditions no less favorable to us than provided in the original $150 million revolving credit facility between us and TPG. The original TPG $150 million revolving credit facility was substantially similar to the Citibank/UBS Facility except that the interest rates were 2% higher than the interest rates under the Citibank/UBS Facility.

The Citibank/UBS Facility and the TPG Facility contain change in control provisions. Under these instruments, if (1) TPG’s ownership interest in us is reduced below 15% of our total outstanding equity interests, (2) another person or group acquires ownership of a greater percentage of our outstanding equity than TPG, or (3) a majority of our Board of Directors is neither nominated by our Board of Directors nor appointed by directors so nominated, then an event of default shall be deemed to have occurred under the Citibank/UBS Facility and the TPG Facility in which event the loan commitments under these facilities may terminate and the loans and accrued interest then outstanding may become immediately due and payable. As part of the February 2005 underwriters’ agreement with TPG, TPG agreed to not sell any additional shares for 180 days following the February 2005 stock offering. There are no other restrictions preventing TPG from further reducing its ownership interest in the company.

We recently executed an engagement letter which details the proposed terms of a new line of credit for $150 million to replace the current Citibank/UBS Facility and TPG Facility. This new line of credit will have more favorable terms and financial covenants than the company’s existing facilities. The new line of credit is expected to be closed by the end of July 2005.

We believe that we have the financial resources needed to meet business requirements for the next 12 months, including capital expenditures and working capital requirements.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes. In preparing these financial statements, management has made its best estimates of certain amounts included in the financial statements. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. MEMC’s significant accounting policies are more fully discussed in Exhibit 13 to our annual report on Form 10-K for the fiscal year ended December 31, 2004.

Inventory

The valuation of inventory requires us to estimate excess and obsolete inventory. The determination of the value of excess and obsolete inventory is based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Property, Plant and Equipment

We depreciate our land improvements, building and building improvements, and machinery and equipment evenly over the assets’ estimated useful lives. Changes in circumstances such as technological advances, changes in our business model, or changes in our capital strategy could result in the actual useful lives differing from our estimates. In those cases where we determine that the useful life of property, plant and equipment should be shortened or lengthened, we depreciate the net book value over its remaining useful life.

Income Taxes

Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as temporary differences. We record the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items that we received a tax deduction for, but have not yet been recorded in the Consolidated Statement of

Operations). We regularly review our deferred tax assets for realizability and adjust the valuation allowance based upon our judgement as to whether it is more likely than not that some items recorded as deferred tax assets will be realized, taking into consideration all available evidence, both positive and negative, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences. In arriving at these judgements, the weight given to the potential effect of all positive and negative evidence is commensurate with the extent to which it can be objectively verified.

We provide for U.S. income taxes, net of available foreign tax credits, on earnings of consolidated international subsidiaries that we plan to remit to the U.S. We do not provide for U.S. income taxes on the remaining earnings of these subsidiaries, as we expect to reinvest these earnings overseas or we expect the taxes to be minimal based upon available foreign tax credits.

Employee-related Liabilities

We have a long-term liability for our defined benefit pension plans. Our pension obligation is funded in accordance with provisions of federal law.

Our pension liability is actuarially determined, and we use various actuarial assumptions, including the discount rate, rate of salary increase, and expected return on assets, to estimate our costs and obligations. If our assumptions do not materialize as expected, expenditures and costs that we incur could differ from our current estimates.

Revenue Recognition

We generally record revenue from product sales when the goods are shipped and title passes to the customer. Our wafers are generally made to customer specifications at plant sites that have been pre-qualified by the customer. We conduct rigorous quality control and testing procedures to ensure that the finished wafers meet the customer’s specifications before the product is shipped. In the case of most of our polysilicon sales, delivery terms provide for the transfer of title and risk of loss prior to shipment but we do not recognize revenue prior to shipment. For sales arrangements that contain future deliveries (in the case of some of our polysilicon arrangements), revenue is not recognized on current deliveries unless the fair value of pricing can be determined based on specific objective evidence.

Stock-based Compensation

We account for our stock-based compensation under Accounting Principles Board Opinion No. 25 (Opinion 25), “Accounting for Stock Issued to Employees”, and related interpretations. We record compensation expense related to restricted stock units awards over the vesting periods of the awards and reflect the unearned portion of deferred compensation as a separate component of stockholders’ equity.

No compensation cost has been recognized for non-qualified stock options granted under the plans when the exercise price of the stock options equals the market price on the date of the grant. Compensation expense equal to the intrinsic value of the options has been recognized over the vesting periods for options granted at a price below the market price on the date of the grant and deferred compensation has been recorded for the unearned portion of the options as a separate component of stockholders’ equity.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning in our year ended December 31, 2006, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We have not yet determined the method of adoption. We are evaluating the requirements of SFAS 123R and expect that the adoption of SFAS 123R will have an estimated 2 cents to 3 cents impact on diluted earnings per share for the year ending December 31, 2006.

In December 2004, FASB issued FASB Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”), provides guidance under FASB Statement No. 109, “Accounting for Income Taxes,” with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB Statement No. 109. We have not yet completed evaluating the impact of the repatriation provisions. Accordingly, as provided for in FSP 109-2, we have not adjusted our tax expense or deferred tax liability to reflect the repatriation provisions of the Jobs Act.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the first quarter of 2006, beginning on January 1, 2006. We are currently evaluating the effect that the adoption of SFAS 153 will have on our consolidated results of operations and financial condition but we do not expect it to have a material impact.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by us in the first quarter of 2006, beginning on January 1, 2006. We are currently evaluating the effect that the adoption of SFAS 151 will have on our consolidated results of operations and financial condition but we do not expect SFAS 151 will have a material impact.

In May 2004, the FASB issued FSP No. 106-2 (“FSP 106-2”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “Medicare Act”). The Medicare Act was enacted December 8, 2003. FSP 106-2 supersedes FSP 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” and provides authoritative guidance on accounting for the federal subsidy specified in the Medicare Act. The Medicare Act provides for a federal subsidy equal to 28% of certain prescription drug claims for sponsors of retiree health care plans with drug benefits that are at least actuarially equivalent to those to be offered under Medicare Part D, beginning in 2006. Due to the lack of information or guidance from Health and Human Services, it is not clear whether our plan will qualify for the federal subsidy payments beginning in 2006. Therefore, the accumulated pension benefit obligation and the net periodic postretirement benefit cost do not reflect any amount associated with the subsidy.

Cautionary Statement Regarding Forward-Looking Statements.

This Form 8-K contains “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning our belief that the new line of credit will have more favorable terms and more limited financial covenants than the Citibank/UBS Facility and the TPG Facility; our expectation that the new line of credit will be closed by the end of July 2005; our expectation that we will generate sufficient taxable income to realize the benefits of net deferred tax assets existing as of March 31, 2005; our belief that we have the financial resources needed to meet business requirements for the next twelve months including capital expenditure and working capital requirements; our expectation that the adoption of SFAS 123R will have an estimated 2 cents to 3 cents impact on diluted earnings per share for the year ending December 31, 2006; and our belief that the implementation of SFAS 151 and SFAS 153 will not have a material effect on our financial condition or results of operations. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as: market demand for wafers and semiconductors; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment; general economic conditions; the accuracy of our assumptions regarding future book and taxable income; actions by our competitors, customers and suppliers; the impact of competitive products and technologies; technological changes; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in interest and currency exchange rates; changes in the composition of worldwide taxable income; our ability to obtain commitments from lenders and close the new line of credit on the terms set forth in the engagement letter; the accuracy of our assumptions regarding the impact of the adoption of SFAS 123R on our consolidated results of operations and earnings per share; and other risks described in MEMC’s filing with the Securities and Exchange Commission, including MEMC’s annual report on Form 10-K for the year ended December 31, 2004.